SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Pulaski Financial Corp.

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December 23, 2015

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Pulaski Financial Corp. The meeting will be held at the St. Louis Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri on Thursday, January 28, 2016 at 2:00 p.m., Central time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company. Directors and officers of the Company, as well as a representative of KPMG LLP, the Company’s independent registered public accounting firm, will be present to respond to appropriate questions from stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to vote via the Internet, by telephone or by completing and mailing the enclosed proxy card. If you attend the meeting, you may vote in person.

We look forward to seeing you at the annual meeting.

Sincerely,

/s/ Gary W. Douglass

Gary W. Douglass
President and Chief Executive Officer

12300 Olive Boulevard • Creve Coeur, MO 63141-6434 • Mailing: P.O. Box 419033 • Saint Louis, MO 63141-9033

Pulaski Financial Corp.

12300 Olive Boulevard

St. Louis, Missouri 63141

(314) 878-2210

Notice of Annual Meeting of Stockholders

On Thursday, January 28, 2016, Pulaski Financial Corp. (the “Company”) will hold its annual meeting of stockholders at the St. Louis Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri. The meeting will begin at 2:00 p.m., Central time. At the meeting, stockholders will consider and act on:

1.	The election of three directors to serve for a term of three years;

2.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending September 30, 2016;

3.	A non-binding resolution to approve the compensation of the Company’s named executive officers; and

4.	Such other business that may properly come before the meeting.

NOTE: The Board of Directors is not aware of any other business to come before the meeting.

Stockholders of record as of the close of business on December 10, 2015 are entitled to receive notice of and to vote at the meeting and any adjournment or postponement of the meeting.

Please vote via the Internet, by telephone or by completing and signing the enclosed form of proxy and mailing it promptly in the enclosed envelope. Your proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Paul J. Milano

Paul J. Milano
Corporate Secretary

St. Louis, Missouri

December 23, 2015

IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies to ensure a quorum. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

Pulaski Financial Corp.

Proxy Statement

PULASKI FINANCIAL CORP.

__________________________________

PROXY STATEMENT

__________________________________

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Pulaski Financial Corp. (“Pulaski Financial” or the “Company”) to be used at the annual meeting of stockholders of the Company. The Company is the holding company for Pulaski Bank. The annual meeting will be held at the St. Louis Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri on Thursday, January 28, 2016 at 2:00 p.m., Central time. This proxy statement and the enclosed proxy card are being first mailed to stockholders on or about December 23, 2015.

Notice of Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on January 28, 2016.

This proxy statement and the accompanying proxy card and annual report to stockholders are available for viewing and printing on the Internet at http://www.edocumentview.com/LSKI.

Purpose of the Meeting

The annual meeting will be held for the following purposes:

•	To elect three directors to a term of three years (Proposal 1);
•	To ratify the appointment of KPMG LLP as Pulaski Financial’s independent registered public accounting firm for the fiscal year ending September 30, 2016 (Proposal 2);
•	To vote on a non-binding advisory resolution to approve executive compensation (Proposal 3); and
•	To act upon such other matters may properly come before the annual meeting or any adjournments or postponements thereof.

Recommendations of the Board of Directors

Pulaski Financial’s Board of Directors recommends that you vote:

•	FOR each of the nominees of the Board of Directors (Proposal 1);
•	FOR the ratification of the appointment of KPMG LLP as Pulaski Financial’s independent registered public accounting firm for the fiscal year ending September 30, 2016 (Proposal 2); and
•	FOR the non-binding advisory resolution to approve executive compensation (Proposal 3).

Voting And Proxy Procedure

Who Can Vote at the Meeting

You are entitled to vote your Pulaski Financial common stock if the records of the Company show that you held your shares as of the close of business on December 10, 2015. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or nominee. As the beneficial owner, you have the right to direct your broker on how to vote your shares. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing it on how to vote your shares.

As of the close of business on December 10, 2015, 11,920,597 shares of Pulaski Financial common stock were outstanding. Each share of common stock has one vote. The Company’s Articles of Incorporation provide that record owners of the Company’s common stock who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are not entitled to vote the shares held in excess of that 10% limit.

Attending the Meeting

If you are a stockholder as of the close of business on December 10, 2015, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank, broker or other nominee are examples of proof of ownership. If you want to vote your shares of Pulaski Financial common stock held in street name in person at the meeting, you will need to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares.

Routine and Non-Routine Proposals

If you are a beneficial owner and hold your shares through a broker, bank or other similar organization and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on a particular matter. Brokers or other nominees have the discretion to vote on routine matters such as Proposal 2 (ratification of independent registered public accounting firm) but do not have the discretion to vote on non-routine matters such as Proposal 1 (election of directors) and Proposal 3 (the non-binding resolution regarding executive compensation). Therefore, your shares will not be voted on non-routine matters without your voting instructions.

Vote Required

The annual meeting will be held if a majority of the outstanding shares of common stock entitled to vote, constituting a quorum, is represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted to determine the existence of a quorum.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to any nominee. There is no cumulative voting for the election of directors. Directors must be elected by an affirmative vote of a majority of the shares present in person or by proxy at the annual meeting. Votes that are withheld will have the same effect as a negative vote, while broker non-votes will have no effect on the outcome of the election.

In voting on the appointment of KPMG LLP as the independent registered public accounting firm and in voting on the non-binding resolution to approve executive compensation, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, these matters require the affirmative vote of a majority of the votes present in person or by proxy at the annual meeting. Abstentions will have the same effect as a negative vote, while broker non-votes will have no effect on the voting.

Voting by Proxy

This proxy statement is being sent to you by the Board of Directors of Pulaski Financial to request that you allow your shares of Pulaski Financial common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Pulaski Financial common stock represented at the meeting by properly executed, dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted “FOR” each of the nominees for director, “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, and “FOR” the non-binding resolution to approve the compensation of the Company’s named executive officers.

If any matter not described in this proxy statement is properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your Pulaski Financial common stock may also be voted by the persons named in the proxy card on the new meeting date, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting, regardless of whether you submitted your original proxy by mail, the Internet or telephone. To revoke your proxy, you must either advise the Secretary of the Company in writing before your Pulaski Financial common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your Pulaski Financial common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other nominee, you must contact your broker, bank or other nominee. If you want to vote your shares of Pulaski Financial common stock held in street name in person at the meeting, you will need to obtain a written proxy in your name from your broker, bank or nominee.

Instead of voting by mailing a proxy card, registered stockholders can vote their shares of Company common stock via the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for Internet or telephone voting are set forth on the enclosed proxy card. The deadline for voting by telephone or via the Internet is 3:00 a.m., Eastern time, on January 28, 2016.

Participants in Pulaski Bank’s KSOP Plan

If you hold Pulaski Financial common stock through the Pulaski Bank Savings and Ownership Plan (the “KSOP”), you will receive a voting instruction card to reflect all of the shares that you may direct the trustee to vote on your behalf under the plan. Under the terms of the KSOP, all shares held by the KSOP are voted by the KSOP trustee, but each participant in the KSOP may direct the trustee how to vote the shares of Company common stock allocated to his or her account. Allocated shares for which no timely voting instructions are received will be voted by the KSOP trustee in the same proportion as shares for which the trustee has received voting instructions, subject to the exercise of its fiduciary duties. The deadline for returning your voting instructions to the plan’s trustee is January 20, 2016.

Corporate Governance

Meetings and Committees of the Board of Directors

During the year ended September 30, 2015, the Board of Directors of the Company met 12 times. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which such director served.

The Company has standing Audit, Compensation and Nominating and Corporate Governance Committees. The following table identifies our standing committees and their members as of December 10, 2015. All members of each committee are independent in accordance with the listing standards of The NASDAQ Stock Market. Each of the committees operates under a written charter that governs its composition, responsibilities and operations. Each of the charters for the committees listed above is available in the Corporate Governance portion of the Stockholder Relations section of the Company’s web site (www.pulaskibank.com).

Director	Audit and Compliance Committee	Compensation Committee	Nominating and Corporate Governance Committee
Stanley J. Bradshaw	X
William M. Corrigan, Jr.			X
Gary W. Douglass
Michael R. Hogan	X*	X
Timothy K. Reeves	X		X*
Sharon A. Tucker		X*	X
Lee S. Wielansky		X	X

Number of Meetings in Fiscal 2015	9	8	3

* Chairperson

Audit Committee. The Audit and Compliance Committee (referred to in this proxy statement as the Audit Committee) is responsible for providing oversight of Pulaski Financial’s financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the Board. The Audit Committee selects the independent registered public accounting firm and meets with them to discuss the results of the annual audit and any related matters. The Board of Directors has determined that Mr. Hogan is an “audit committee financial expert.” Mr. Hogan is independent under the listing standards of The NASDAQ Stock Market.

Compensation Committee. The Compensation Committee is responsible for executive compensation, executive development and management succession planning. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. Our chief executive officer develops recommendations regarding the appropriate mix and level of compensation for our management team. The recommendations consider our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our chief executive officer meets with the Compensation Committee to discuss and review the compensation for the other named executive officers. However, our chief executive officer does not participate in Compensation Committee discussions or the review of his own compensation.

The Compensation Committee is advised by an independent compensation consultant and advisor. In general, the consultant provides compensation benchmarking and analytical data and renders advice to the Compensation Committee regarding all aspects of the Compensation Committee’s compensation decisions, including the chief executive officer’s performance review process. The Compensation Committee has direct access to the consultant and control over its engagement. The Compensation Committee was advised during fiscal 2015 by the firm of Pay Governance LLC, which was engaged to conduct a review and competitive assessment of total compensation and benefits for the named executive officers and the Board of Directors, and to provide a comprehensive assessment of the competitiveness and effectiveness of the executive compensation programs. Pay Governance LLC assisted in the identification of relevant peer groups and provided other market data used by the Compensation Committee for benchmarking and has provided advice regarding levels and components of compensation for each named executive officer and the Board of Directors. Pay Governance performed no other services for the Company.

In addition, under applicable listing rules, the Compensation Committee can only retain a compensation advisor after considering six independence factors: (a) whether the advisor provides other services to the Company; (b) the fees received by the advisor from the Company as a percentage of the advisor’s overall revenue; (c) the advisor’s policies and procedures designed to prevent conflicts of interest; (d) any business or personal relationship between the advisor and a member of the Compensation Committee; (e) any stock of the Company owned by the advisor; and (f) any business or personal relationship of the advisor with an executive officer of the Company. Based on a review of the Compensation Committee’s relationship with its compensation consultant and an assessment considering these six independence factors, the Committee has identified no conflicts of interest and confirmed the independence of Pay Governance LLC.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members, recommending a group of nominees for election as directors at each annual meeting of stockholders and ensuring that the Board and its committees have the benefit of qualified and experienced independent directors. The Committee is also charged with developing a set of corporate governance policies and procedures.

Independent Directors

The Company’s Board of Directors currently consists of seven members. The Board of Directors has determined that all of the directors are independent under the current listing standards of The NASDAQ Stock Market, except for Mr. Douglass, who is a current employee of Pulaski Financial and

Pulaski Bank. In assessing the independence of our directors, the Board of Directors considered and deemed immaterial to the director’s independence transactions involving the sale of products and services in the ordinary course of business between the Company, on the one hand, and, on the other, companies at which some of our directors or their immediate family members were officers or employees during fiscal 2015, including loans or lines of credit that the Bank has directly or indirectly made to directors. Where business relationships other than ordinary banking relationships existed, the Board determined that none of the relationships between the Company and their affiliated businesses impair the directors’ independence because there was no direct receipt of payments by the Company to the director or the amounts involved are immaterial to the directors or to those businesses when compared to their annual income or gross revenues.

Board Leadership Structure and Board’s Role in Risk Oversight

The Board of Directors of the Company believes that the separation of the offices of Chairman of the Board and President and Chief Executive Officer enhances Board independence and oversight. Moreover, the separation of the Chairman of the Board and President and Chief Executive Officer allows the President and Chief Executive Officer to focus on his responsibilities of running the Company, enhancing stockholder value and expanding and strengthening our franchise while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Consistent with this determination, Mr. Bradshaw serves as Chairman of the Board of the Company. Mr. Bradshaw is independent under the listing requirements of The NASDAQ Stock Market.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit, interest rate, liquidity, operational, strategic and reputation risks. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Chairman of the Board meets regularly with management to discuss strategy and risks facing the Company. Senior management attends the Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Policy and Procedures Governing Related Person Transactions

The Company maintains a Policy and Procedures Governing Related Person Transactions, which is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons. Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to the Company to be the beneficial owner of more than five percent of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•	the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year;
•	the Company is, will, or may be expected to be a participant; and
•	any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

•	any compensation paid to an executive officer of the Company if the Compensation Committee of the Board approved (or recommended that the Board approve) such compensation;
•	any compensation paid to a director of the Company if the Board or an authorized committee of the Board approved such compensation; and
•	any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to the Company’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the Audit Committee. In determining whether to approve or ratify a related person transaction, the Audit Committee will consider all relevant factors, including:

•	whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;
•	the size of the transaction and the amount of consideration payable to the related person;
•	the nature of the interest of the related person;
•	whether the transaction may involve a conflict of interest; and
•	whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

A member of the Audit Committee who has an interest in the transaction will abstain from voting on approval of the transaction, but may, if so requested by the chairperson of the Audit Committee, participate in some or all of the discussion.

Attendance at the Annual Meeting

The Board of Directors encourages directors to attend the annual meeting of stockholders. Seven directors attended the 2015 annual meeting of stockholders.

Director Compensation

Cash Retainer and Meeting Fees for Non-Employee Directors. The following retainers and fees will be paid to our non-employee directors for their service on our Board of Directors during fiscal 2016:

Annual retainer for board members	$32,000
Additional annual retainer for board chairperson	50,000
Fee for each audit committee meeting	675	(1)
Fee for each compensation committee meeting	650	(1)
Fee for each other committee meeting attended	650	(1)
Annual retainer for audit committee chairperson	7,500
Annual retainer for compensation committee chairperson	4,725
Annual retainer for nominating and corporate governance chairperson	3,750

(1)	Directors receive one-half of their fee for attendance by telephone.

No separate fees are paid for service on Pulaski Bank’s Board of Directors. Employee directors do not receive any retainers or fees for their services on the Board of Directors.

The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2015 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

Stanley J. Bradshaw	85,575	9,003	—	151	94,729
William M. Corrigan, Jr.	33,050	9,003	—	151	42,204
Leon A. Felman	36,225	9,003	—	151	45,379
Michael R. Hogan	46,400	9,003	—	151	55,554
Timothy K. Reeves	40,275	9,003	—	151	49,429
Sharon A. Tucker	40,550	9,003	—	151	49,704
Lee S. Wielansky	36,550	9,003	—	151	45,704

_____________________________

(1)	Reflects the aggregate grant date fair value of the granting of 749 shares of restricted stock computed in accordance with FASB ASC Topic 718, based on a per share price of $12.02, which represented the Company’s stock price on the date of grant.
(2)	The following table provides certain additional information concerning the unvested restricted stock and exercisable option awards of our non-employee directors at September 30, 2015:

Name	Restricted Stock Awards Outstanding at September 30, 2015	Option Awards Outstanding at September 30, 2015
Stanley J. Bradshaw	374	—
William M. Corrigan, Jr.	374	4,000
Leon A. Felman	374	—
Michael R. Hogan	374	10,000
Timothy K. Reeves	374	4,000
Sharon A. Tucker	374	—
Lee S. Wielansky	374	9,000

(3)	Reflects dividends paid on unvested shares of restricted stock.

Code of Business Conduct

The Company has adopted a Code of Business Conduct that is designed to ensure that the Company’s directors, executive officers and employees meet the highest standards of ethical conduct. The Code of Business Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct.

As a mechanism to encourage compliance with the Code of Business Conduct, the Company has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Business Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Business Conduct.

Stock Ownership

The following table provides information as of December 10, 2015 with respect to persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding

Leon A. Felman 150 Carondelet Plaza #2901 Clayton, Missouri 63105-3456	1,146,177	(1)	9.6%

Basswood Capital Management, L.L.C. Matthew Lindenbaum Bennett Lindenbaum 645 Madison Avenue, 10th Floor New York, New York 10022	692,524	(2)	5.8%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	692,981	(3)	5.8%

Stanley J. Bradshaw 75 Brookhaven Road Pinehurst, North Carolina 28374	615,662	(4)	5.2%

(1)	Includes 48,616 shares held by Mr. Felman’s spouse’s individual retirement account and 3,339 shares held by Mr. Felman’s daughter’s individual retirement account.
(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2015.
(3)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 5, 2015.
(4)	See table on following page for additional information regarding Mr. Bradshaw’s beneficial ownership of company common stock.

The following table provides information about the shares of Pulaski Financial common stock that may be considered to be owned by each director or nominee for director of the Company, by those officers of the Company named in the Summary Compensation Table on page 26 and by all directors, nominees for director and executive officers of the Company as a group as of December 10, 2015. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name	Number of Shares Owned (excluding options) (1)		Number of Shares That May be Acquired Within 60 Days by Exercising Options	Percent of Common Stock Outstanding (2)

Directors:

Stanley J. Bradshaw	615,662		—	5.2%
William M. Corrigan, Jr.	45,318		4,000	*
Gary W. Douglass	143,464	(3)	120,000	2.2
Michael R. Hogan	135,069		10,000	1.2
Timothy K. Reeves	21,054	(4)	4,000	*
Sharon A. Tucker	11,287		—	*
Lee S. Wielansky	51,718		9,000	*

Named Executive Officers Who are Not Directors:

Brian J. Bjorkman	41,109	(5)	60,000	*
Stephan R. Greiff	—		—	*
Paul J. Milano	29,498		24,500	*
W. Thomas Reeves	103,108		75,000	1.5

All Directors, Nominees and Executive Officers as a group (13 persons)	1,223,901		332,000	12.7%

*	Less than 1% of the shares outstanding
(1)	Includes shares of unvested restricted stock held in trust over which the individual has voting but not investment power as follows: Messrs. Bradshaw, Corrigan, Hogan, Timothy K. Reeves, Wielansky and Dr. Tucker—674 shares each.
(2)	Based on 11,920,597 shares of Company common stock outstanding and entitled to vote as of December 10, 2015, plus, for each person, the number of shares that such person may acquire within 60 days by exercising stock options.
(3)	Includes 9,274 shares allocated to Mr. Douglass’ account under the Pulaski Bank Savings and Ownership Plan, with respect to which Mr. Douglass has voting but not investment power.
(4)	Includes 147 shares held in a custodian account for each of Mr. Reeves’ two daughters under which Mr. Reeves’ spouse has voting and investment power.
(5)	Includes 7,329 shares allocated to Mr. Bjorkman’s account under the Pulaski Bank Savings and Ownership Plan, with respect to which Mr. Bjorkman has voting but not investment power.

Proposal 1 — Election of Directors

The Company’s Board of Directors currently consists of seven members. The Board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. Three directors will be elected at the annual meeting to serve for a three-year term or until their respective successors have been elected and qualified. The nominees for election are Stanley J. Bradshaw, William M. Corrigan, Jr. and Gary W. Douglass.

Director Leon A. Felman passed away on December 3, 2015. Mr. Felman, who served on the Audit Committee, had been a director of the Company since 2004. The Board has determined not to replace Mr. Felman at this time and has reduced the size of the Board to seven directors.

It is intended that the proxies solicited by the Board of Directors will be voted to elect the nominees named above. If a nominee is unable to serve, the persons named in the proxy card would vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why a nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of all of the nominees.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his current occupation for the last five years. The age indicated in each nominee’s biography is as of September 30, 2015. There are no family relationships among the directors or executive officers.

Nominees for Election of Directors

The following nominees are standing for election for terms ending in 2019:

Stanley J. Bradshaw has served as Chairman of the Board of the Company since 2008 and as an advisor since 2000. Mr. Bradshaw has been a principal of Bradshaw Capital Management, LLC, an asset management and advisory firm serving institutional investors and eleemosynary organizations since 1998. He has also served as the Chairman and Chief Executive Officer of The Roosevelt Group, LLC, an investment company specializing in bank stocks from 1999 until 2014. He has chaired the Bradshaw Charitable Foundation, which has provided funding for religious, educational, scientific research and social stewardship organizations since 1997. In 2005, Mr. Bradshaw assisted in the founding of Square 1 Financial. From 2005 until 2010, Mr. Bradshaw served as Chairman of the Board of Square 1 Financial and its wholly-owned subsidiary, Square 1 Bank, which was a nationwide bank specializing in serving emerging growth companies funded by venture capitalists. Mr. Bradshaw also served as a director of Community First Financial Group, Inc., the holding company for Harrington Bank, in Chapel Hill, North Carolina from 2011 until June 2014. Age 58. Director since 2006.

Mr. Bradshaw’s extensive experience with banks, both locally and on the East Coast, affords the Board valuable insight regarding the banking industry. Mr. Bradshaw’s recent involvement with Square 1 provides the Board with unique insight into capital raising and interactions with small businesses. Mr. Bradshaw’s background as a private investor provides the Board with important insight into the financial markets and valuation issues, as well as insight into stockholder perspectives.

William M. Corrigan, Jr. is a partner in the law firm of Armstrong Teasdale LLP located in St. Louis, Missouri. He serves as outside general counsel to a number of publicly traded and privately held businesses. He is also recognized as a top business litigation attorney and has won cases in the courts of Missouri, Illinois, Nebraska, Iowa and Texas. Mr. Corrigan is a past president of The Missouri Bar. He has been voted by his peers as one of the “Best Lawyers in America,” a “Missouri and Kansas Super Lawyer” and as one of the “Top 50” lawyers in St. Louis. Age 56. Director since 2003.

Through his legal experience, Mr. Corrigan brings significant knowledge regarding legal issues facing the Company and the Bank.

Gary W. Douglass has served as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank since May 2008 and as Chairman of the Board of the Bank since May 2009. Mr. Douglass previously held the position of Executive Vice President and Chief Financial Officer of Roosevelt Financial Group Inc., parent of Roosevelt Bank, before its merger with Mercantile Bancorporation, Inc. in 1997. Mr. Douglass is a certified public accountant and a former partner with Deloitte LLP, where he headed that firm’s accounting and auditing and financial institutions practice in St. Louis. Age 64. Director since 2008.

Mr. Douglass’ extensive experience in serving the accounting, auditing, tax and consulting needs of a wide array of financial institutions while at Deloitte, coupled with his experience as the chief financial officer of Roosevelt Financial Group Inc., a large publicly-traded thrift, affords the board valuable insight regarding the banking industry.

Directors Continuing in Office

The following directors have terms ending in 2017:

Sharon A. Tucker, PhD is the founder and principal of Tucker Consultants, a consulting firm specializing in providing support in the areas of performance, culture, talent management and compensation. Before founding her own firm, she was a principal in the compensation and performance practice of Towers Perrin (now Towers Watson) with both global and local leadership responsibilities. Dr. Tucker is also an adjunct professor in the Olin Business School of Washington University in St. Louis. Age 66. Director since 2011.

Dr. Tucker provides the Board with knowledge of compensation practices, succession management and organizational performance, as well as broad human resource management.

The following directors have terms ending in 2018:

Michael R. Hogan was the Chief Administrative Officer and Chief Financial Officer of Sigma-Aldrich Corporation, a chemical producer headquartered in St. Louis, Missouri, until his retirement in November 2008. Age 62. Director since 2006.

Through his experience as a chief financial officer and prior service as the corporate controller of Monsanto, Mr. Hogan provides the Board with valuable experience regarding accounting and public reporting and disclosure matters. Following a 30-year career in consulting, general management and financial roles, Mr. Hogan offers significant business and management level experience.

Timothy K. Reeves is the President and Owner of Keenan Properties, Inc., a commercial brokerage and development firm. Keenan Properties, Inc. develops industrial, office and commercial projects as well as provides real estate brokerage services to its clients in the St. Louis metropolitan area. Age 56. Director since 2002.

Mr. Reeves’ background provides the Board with guidance on real estate matters, which assists the Board’s oversight of the credit function. As an owner of his business, Mr. Reeves offers organizational understanding and business and management level experience.

Lee S. Wielansky has served as Chairman and Chief Executive Officer of Midland Development Group, Inc., a commercial real estate development company, located in St. Louis, Missouri, since March 2003. Mr. Wielansky served as President and Chief Executive Officer of JDN Development Company, Inc., a subsidiary of a real estate investment trust engaged in the development of retail shopping centers, from November 2000 until its acquisition in March 2003. Mr. Wielansky served as Chairman of the Board of Directors of the Company, from January 2008 until May 2008 and Vice Chairman of the Board of Directors from May 2008 until September 2011. Mr. Wielansky is a partner in Opportunistic Equities, a real estate venture that owns and leases approximately 175 single family homes in the St. Louis metropolitan area. Mr. Wielansky is also the lead trustee of Acadia Realty (NYSE: AKR) and a director of Virtual Realty Enterprises, Isle of Capri Casinos, Inc. (NYSE: ISLE), Brookdale Senior Living Inc. (NYSE: BKD), the Foundation for Barnes-Jewish Hospital and the University of Missouri Columbia School of Business. Age 64. Director since 2005.

Mr. Wielansky provides the Board with valuable experience regarding commercial real estate matters, which assists the Board’s oversight of the credit function. Mr. Wielansky offers significant business and management level experience. As a director of corporations listed on the New York Stock Exchange, Mr. Wielansky provides the Board with critical experience regarding public company oversight matters.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed KPMG LLP to be the Company’s independent registered public accounting firm for the 2016 fiscal year, subject to ratification by stockholders. A representative of KPMG LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent registered public accounting firm is not accepted by a majority of the votes present in person or by proxy at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors. The Board of Directors recommends a vote “FOR” the ratification of the appointment of the independent registered public accounting firm.

Audit and Non-Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ended September 30, 2015 and 2014.

	2015	2014

Audit Fees(1)	$435,000	$408,000
Audit-Related Fees	—	—
Tax Fees(2)	62,560	59,970
All Other Fees	—	—

________________________________

(1)	Consists of fees associated with the annual audit in 2015 and 2014 and services related to a Housing and Urban Development-required audit in 2015 and 2014.
(2)	Consists of tax filing and tax related compliance and other advisory services.

The Audit Committee believes that the provision of non-audit services by KPMG LLP are compatible with maintaining KPMG LLP’s independence.

Approval of Services by the Independent Auditor

The Audit Committee has adopted a policy for approval of audit and permitted non-audit services by the Company’s independent auditor. The Audit Committee annually considers the provision of audit services by its external auditor and, if appropriate, approves the provision of certain defined audit and non-audit services. The Audit Committee also considers on a case-by-case basis and, if appropriate, approves specific engagements.

Any proposed specific engagement may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated must report any specific approval of services at its next regular meeting. The Audit Committee regularly reviews summary reports detailing all services being provided to the Company by its independent auditor.

During the year ended September 30, 2015, 100% of the Audit Related Fees, Tax Fees and All Other Fees set forth above were pre-approved by the Audit Committee.

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed pursuant to U.S. Auditing Standard No. 16 (Communications with Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management. In concluding that the independent registered accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm were compatible with their independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their audit.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2015 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors also have appointed, subject to stockholder ratification, the Company’s independent registered public accounting firm for the fiscal year ended September 30, 2016.

Audit Committee of the Board of Directors

of Pulaski Financial Corp.

Michael R. Hogan, Chairperson

Stanley J. Bradshaw

Timothy K. Reeves

Proposal 3 – Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires, among other things that, the Company permit a non-binding advisory vote on the compensation of the Company’s named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends a vote “FOR” the approval of the non-binding resolution to approve the compensation of the Company’s named executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

Compensation Committee of the Board of Directors of

Pulaski Financial Corp.

Sharon A. Tucker, Chair

Michael R. Hogan

Lee S. Wielansky

Compensation Discussion and Analysis

We are pleased to provide our stockholders with a discussion and analysis of the compensation programs in which the following executive officers participate (our “Named Executive Officers”) and the process we use to make specific compensation decisions for our Named Executive Officers:

•	Gary W. Douglass, President and Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of Pulaski Bank

•	Paul J. Milano, Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company and Pulaski Bank

•	W. Thomas Reeves, President of Pulaski Bank

•	Brian J. Bjorkman, President of Pulaski Bank Commercial Lending Division

•	Stephen R. Greiff, President of Pulaski Bank Mortgage Banking Division

Our Financial Performance in Fiscal 2015

During the year ended September 30, 2015, we maintained a steadfast adherence to our community banking strategy that focuses on building long-term relationships with small and medium size businesses and retail customers and emphasizes high-quality, responsive and personal customer service. Our successful implementation of this strategy resulted in record earnings for fiscal 2015, improving from $0.88 per diluted share in fiscal 2014 to $1.17 per diluted share in 2015. Primary drivers of this earnings improvement included a dramatic increase in mortgage revenues and a 5% increase in net interest income, combined with low credit costs. Each of our three principle lines of business, commercial lending, mortgage banking and retail deposit operations, played a key role in our successful 2015 performance.

Our commercial lending operation continued to face many industry-wide challenges during fiscal 2015, including a flat yield curve and intense downward pressure on asset yields. In addition, we faced intense local competition from other financial institutions for new and renewing loans. Despite these challenges, our commercial loan portfolio grew $55.4 million, or 8%, to $771.1 million at September 30, 2015. When we consider the relatively low growth market in which we operate, we are pleased with what our commercial lending team accomplished during the year. We saw 10% growth in the combined balances of our “target growth” commercial and industrial loan and owner-occupied commercial real estate loan portfolios, which outpaced our overall portfolio growth.

We also achieved modest growth in our residential loan portfolio as the result of growth in single-family, first mortgage loans. Total residential mortgage loans increased $27.5 million, or 7%, to $430.6 million at September 30, 2015. During the year, we were successful in marketing two “niche” adjustable-rate, first mortgage loan products to customers primarily in our St. Louis, Kansas City and Omaha markets.

Our mortgage banking operation saw a 152% increase in mortgage revenues over last year. The demand for loans to finance home purchases remained strong and resulted in a five-year high in the volume of loan originated to finance home purchases. In addition, low market interest rates continued to fuel strong customer demand for loans to refinance existing mortgages. Our ongoing diversification of our distribution channels, the maturation of our newer loan production offices and the increasing size of our loan origination staff continued to drive this growth in loan originations. We were pleased to see that the first-year performance of our consumer direct channel far exceeded our original expectations.

We continued to be successful in raising deposits while carefully managing the total cost of deposits. Total deposits increased 11% during the year, while the weighted average period-end cost of total deposits increased to 0.39% at September 30, 2015 from 0.29% at September 30, 2014.

Finally, we successfully recovered, from our insurance carrier, a substantial amount of the loss we suffered in a prior year that resulted from an elaborate fraud perpetrated against the Company by one of our commercial loan customers. We collected $2.0 million under our fidelity bond during fiscal 2015, which represented $0.11 per average diluted share after tax. It is important to note that, excluding this recovery, we still saw record earnings in fiscal 2015.

The following were among the financial highlights of the Company’s 2015 fiscal year performance:

•	Our stock price ended the fiscal year at $13.55 per share representing its highest level since 2008. This increase in price from $11.50 at September 30, 2014 combined with our regular quarterly dividends paid during the year produced a total rate of return to our stockholders of more than 22%. The total rate of return on our stock has consistently outperformed the SNL Bank and Thrift Index for the past five fiscal years.
•	Our book value per common share increased to $10.19 at September 30, 2015 from $9.31 at September 30, 2014.
•	We achieved solid profitability, as measured by a 1.01% return on average assets and a 12.09% return on average common equity in fiscal 2015 compared with 0.87% and 9.80%, respectively, in fiscal 2014.
•	We reduced the level of non-performing assets to a five-year low, representing only 1.49% of total assets at September 30, 2015 compared with 2.37% at September 30, 2014.
•	We retained the regulatory classification of “well capitalized” with the Bank’s Tier 1 leverage and total risk-based regulatory capital ratios of 9.83% and 12.41%, respectively, at September 30, 2015.

Summary of Fiscal 2015 Compensation Actions

Our executive management team continued to implement our business strategy and produce solid results in key performance categories. Our talented executive management team, led by Mr. Douglass, was crucial to our ability to implement our strategic plan.

The following are highlights of the compensation actions taken in our 2015 fiscal year:

•	We adopted a new peer group that is more reflective of Pulaski’s business model and primary markets when comparing both business and talent.

•	We conducted a risk assessment of our incentive compensation plans and concluded that none of the plans posed or promoted any significant undue risk to the Company or encouraged the manipulation of reporting earnings to enhance the compensation of any employee.

•	We adopted newly-designed performance-based short-term and long-term incentive programs that reward our executives for producing strong financial results.

•	Our Named Executive Officers received payouts under our short-term incentive compensation program ranging from 18% to 42% of base salary. See “Executive Compensation — Summary Compensation Table” for the 2015 short-term incentives earned by our Named Executive Officers.

•	Our Named Executive Officers received vestings under our long-term incentive compensation program ranging from 14% to 18% of base salary. See “Components of Executive Compensation” for the 2015 long-term incentives earned by our Named Executive Officers.

•	We amended our insider trading policy to include anti-hedging language and adopted executive stock ownership guidelines. See “--- Other Considerations – Stock Ownership Guidelines”.

•	In response to changes in market practice, the Compensation Committee determined that employment agreements or change-in-control agreements that will be issued to newly-hired or newly-promoted officers will not include a "gross-up" provision for the payment of excise taxes.

Say on Pay

At our 2015 annual meeting of stockholders, 75% of the votes were cast in favor of our compensation program. The Compensation Committee believes the vote reflects our stockholders’ agreement with our compensation philosophy and the manner in which we compensate our Named Executive Officers.

Our Compensation Philosophy

Our executive compensation philosophy is based on four guiding principles:

•	Meeting the Demands of the Market. Achieving our strategic objectives is dependent upon attracting and retaining key employees. We compensate our Named Executive Officers and other key members of our management team at competitive levels to position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

•	Aligning with Stockholders. Equity compensation is a key component of our compensation mix. It develops a culture of ownership among our management team and aligns their individual financial interests with the interests of our stockholders.

•	Driving Performance. A meaningful portion of our Named Executive Officers’ total compensation is “at-risk” based on individual and corporate performance. We believe the compensation of our Named Executive Officers should depend on the performance of the Company, both on an annual basis and over the long-term.

•	Mitigating Risk. We link incentive compensation to performance in a way that does not encourage unnecessary or excessive risk, and we ensure that the structure of our incentive compensation program is consistent with effective controls and strong corporate governance.

Management and the Compensation Committee work together to ensure that our Named Executive Officers are held accountable and rewarded for delivering superior performance and enhanced stockholder returns. The Compensation Committee believes that the compensation package offered to our executives should be comparable to that offered by other banks in our market area with similar in size and should have a significant component tied to measurable Company and individual performance.

Components of Executive Compensation

Our executive compensation program relies on three primary components: (1) base salary, (2) cash-based, short-term incentive compensation and (3) equity-based, long-term incentive compensation. We meet the objectives of our compensation philosophy by achieving a balance among these three elements that is competitive with our industry peers and creates appropriate incentives for our management team to drive long-term, sustained performance that ultimately delivers value to our stockholders. We target the compensation mix for our Named Executive Officers to include a significant portion tied to the Company’s short-term and long-term performance that is consistent with the median of our peers. The individual components of our 2015 executive compensation program are discussed below. See “Executive Compensation—Summary Compensation Table” for information on the Named Executive Officers’ compensation in fiscal 2015.

Base Salary. Our Named Executive Officers receive base salaries at levels that reflect the role, scope, and complexity of their specific positions. The salaries of our Named Executive Officers are reviewed annually to reflect their performance, to evaluate our competitive position on base pay and to make any necessary adjustments. Our goal is to maintain salary levels for our Named Executive Officers at a level that is generally consistent with base pay received by those in comparable positions at our peer companies and reflective of their individual performance, experience and contributions. Base salaries reflect the “fixed” portion of our total compensation and a reference point for targeting incentive compensation opportunities. Increases in base salaries received by our Named Executive Officers for fiscal 2015 are listed below. In addition to an annual merit increase based on personal performance, the amount of Mr. Greiff’s increase shown below reflects his new responsibilities resulting from his promotion during the year to President of our Mortgage Division.

Gary W. Douglass	3%
Paul J. Milano	3%
W. Thomas Reeves	3%
Brian J. Bjorkman	3%
Stephen R. Greiff	18%

Short-Term Cash-Based Incentive Compensation. Our Compensation Committee worked with Pay Governance LLC to develop the 2015 fiscal year short-term incentive opportunities for our Named Executive Officers under our Short-Term Incentive “Outperformance” Plan (the “Short-Term Plan”). The 2015 fiscal year short-term incentive award opportunities are based upon the achievement of Company goals related to diluted earnings per share, non-performing asset levels and talent management/succession planning objectives as well as certain business unit performance goals for executives with business unit oversight.

Our Short-Term Plan provides the Compensation Committee with the authority to establish an annual incentive compensation program for plan participants that provides each participant with a cash award upon the attainment of specific company-based and business unit-based performance criteria (the “Company Performance Factor” and the “Business-Unit Performance Factor”, respectively) over a one-year time horizon. The Company Performance Factor for the 2015 fiscal year program is based on the Company’s attainment of certain diluted earnings per share targets for the year ended September 30, 2015. In addition, the Compensation Committee applied several specific modifiers to these 2015 targets based on (1) a specified reduction in non-performing assets (+/-10%), and (2) based on their implementation of successful talent development and management succession planning (+/-5%). Actual Short-Term incentive payments can range between 0% and 150% based on performance.

At the beginning of the 2015 fiscal year, the Compensation Committee established threshold, target and maximum cash awards for each named executive officer eligible for a short-term incentive payout under the plan and notified each executive of the specific performance goals that must be achieved to earn the award. The weighting of the performance factors for the awards was based on each executive officer’s position with the Company. Messrs. Douglass, Reeves and Milano had 100% of their short-term incentive based on the achievement of company-based performance criteria. The short-term incentives for the other Named Executive Officers were weighed at 75% for company-based performance and 25% for business-unit-based performance. The amount of each target award was based, in part, on each participant’s level of responsibility within the Company.

The following table presents the potential amounts to be earned by our Named Executive Officers under the Short-Term Plan based on the Company’s results for the year ended September 30, 2015.

	Potential Cash Award Amount			Performance Factor Weighting
	Threshold	Target	Maximum	Corporate	Business Unit
Gary W. Douglass	$77,500	$155,000	$232,500	100%	0%
Paul J. Milano	12,500	25,000	37,500	100%	0%
W. Thomas Reeves	32,500	65,000	97,500	100%	0%
Brian J. Bjorkman	27,500	55,000	82,500	75%	25%
Stephen R. Greiff	22,500	45,000	67,500	75%	25%

The following is a summary of the awards paid to the Named Executive Officers under this program in fiscal 2015 and criteria used to determine such awards:

	Company Performance Factor (1)	Business-Unit Performance Factor	Non- Performing Assets Modifier	Talent Management / Succession Planning Modifier	Total Amount Paid	Percent of Target Amount
Gary W. Douglass	128.6%	0.0%	10.0%	5.0%	$222,636	143.6%
Paul J. Milano	128.6%	0.0%	10.0%	5.0%	35,909	143.6%
W. Thomas Reeves	128.6%	0.0%	10.0%	5.0%	93,364	143.6%
Brian J. Bjorkman	128.6%	95.7%	10.0%	5.0%	74,472	135.4%
Stephen R. Greiff	128.6%	123.0%	10.0%	5.0%	63,999	142.2%

(1) The Company Performance Factor was based on fiscal diluted earnings per share of $1.17.

Long-Term Equity-Based Compensation. We believe that equity compensation that is contingent on the Company’s successful performance is the best method available to align the long-term financial interests of our key executives with those of our stockholders. Consistent with solid corporate governance principles, we also support the premise that executives with long-term incentives are aligned best with the time horizon of the risk associated with our business.

Our Compensation Committee worked with Pay Governance LLC to design a new long-term incentive compensation program for our executive officers under the general terms of the Company’s stockholder-approved 2006 Long-Term Incentive Plan. This program was intended to provide such officers with equity-based incentive compensation tied to the Company’s successful performance over a forward-looking time horizon of three years.

The new program provides our executive officers with the opportunity to earn “common share units” that will be settled in an equal number of the Company’s common shares if the Company meets certain three-year performance goals established by the Compensation Committee and approved by the Board of Directors. The common share units are eligible for vesting at the end of the three-year measurement period. Vesting is determined by measurement of the Company’s cumulative financial performance over the three-year period ended September 30, 2017 (“Performance Measurement Period”) based on two independent criteria, which will receive equal weighting: a cumulative return on average equity measured against internally-established targets (“ROE Metrics”) and a cumulative total stockholder return measured against the SNL MicroCap Bank & Thrift Index (“TSR Metrics”) (collectively, the “Performance Metrics”). The related dividends paid on the Company’s common stock during the Performance Measurement Period will also vest under the same conditions as the related common share units. The participants must be employed by the Company at the end of the Performance Measurement Period to be eligible for payment of the award.

The table below summarizes the number of common share units granted to the Named Executive Officers and all of our seven executive officers as a group under this three-year performance-based plan, which will be eligible for vesting at the end of our 2017 fiscal year. The table includes the “target” number of units which can be awarded if 100% of the Performance Metrics are achieved. The number of common share units that will ultimately vest under each award can be adjusted upward or downward from this target amount, within a range of zero up to a maximum of 150%, under a pre-determined formula depending on the degree of attainment of the Performance Metrics. The “threshold” amounts represent the number of common share units that could vest if certain minimum levels of the Performance Metrics are achieved. No vesting will occur if such minimums are not met. The value of these awards shown below is based on the closing market price of the Company’s common stock on the grant date (“Grant Date Fair Value”).

	Number of Common Share Units			Grant Date Fair Value
	Threshold	Target	Maximum	Threshold	Target	Maximum
Gary W. Douglass	4,947	13,192	19,788	$58,127	$155,006	$232,509
Paul J. Milano	798	2,128	3,192	9,377	25,004	37,506
W. Thomas Reeves	2,075	5,532	8,298	24,381	65,001	97,502
Brian J. Bjorkman	1,756	4,681	7,022	20,633	55,002	82,509
Stephen R. Greiff	1,413	3,768	5,652	16,885	45,028	67,541
Total for all executive officers as a group	12,586	33,558	50,337	148,168	395,061	592,591

The new program is designed to provide our Named Executive Officers similar grants in each future fiscal year based on the Company’s future or “rolling” three-year financial performance. In the process of granting annual performance-based awards, the Committee will review the Company’s long-term business plan and market conditions annually, and set performance goals that reflect an appropriate degree of challenge for our executives at the time of grant. By providing annual grants and setting long-term goals annually, the Committee believes our executives will be engaged by goals that reflect the most current business environment.

The annual granting of stock-based compensation with a cliff-vesting provision at the end of a three-year Performance Measurement Period is a change from our past executive compensation practice. In past years, we generally made performance-based restricted common stock grants that covered a three-year period, but provided annual vesting opportunities within each of the years in the three-year period covered by the grants. The Compensation Committee recognized that none of the common share units granted under our new program are eligible for vesting in either of the fiscal years ended September 30, 2015 or 2016. Accordingly, the committee granted the executive officers “bridge” awards during fiscal 2015 containing the same number of common share units and similar terms as the new three-year program, but are based on the Company’s cumulative financial performance for each of the one-year and two-year periods ended September 30, 2015 and September 30, 2016, respectively. These awards are eligible for vesting, subject to achievement of similar Performance Metrics, at the close of each of our fiscal years 2015 and 2016. The Committee believes that the bridge awards enhance the retention and motivational values of the performance-based awards by engendering a continued focus on the performance of the Company.

The Performance Metrics are consistent across each of the one-year and two-year “bridge” plans and the three-year performance plan. The ranges for the ROE Metrics and TSR Metrics for each of the plans are presented below.

ROE Metrics		TSR Metrics
Actual ROE as a Percent of Target	Payout Factor	Relative TSR Ranking (Percentile)	Payout Factor
110%	150%	≥75th	150%
100%	100%	50th	100%
95%	75%	40th	50%
90%	50%	35th	25%
<90%	0%	<35th	0%

Additionally, if Pulaski’s Total Stockholder Return is negative (less than 0%) for the Performance Measurement Period, the maximum payout factor for the relative TSR metric (50% of overall award) is 100% of the target amount.

Under the rules promulgated by the Securities and Exchange Commission governing the disclosure of executive compensation, the Summary Compensation Table included on page 30 of this proxy statement includes the total value of all awards granted to the Named Executive Officers during fiscal 2015 under the three plans described above, one-third of which are eligible for vesting in each of the fiscal years in the three-year period ended September 30, 2017. The following is a reconciliation of the amounts granted during fiscal 2015 under each of the plans to the total amounts disclosed in the Summary Compensation Table (which are based on the probable outcome of the performance conditions as of the grant date, as computed in accordance with FASB ASC Topic 718). The amounts shown below represent the target number of Common Share Units that can be earned in each fiscal year valued at their Grant Date Fair Values.

	Common Share Units Eligible for Vesting Based on
	Performance Metrics for Fiscal Year Ended September 30,
	2015		2016		2017		Total
	Number	Grant Date Fair Value	Number	Grant Date Fair Value	Number	Grant Date Fair Value	Number	Grant Date Fair Value
Gary W. Douglass	13,192	$155,006	13,192	$155,006	13,192	$155,006	39,576	$465,018
Paul J. Milano	2,128	25,004	2,128	25,004	2,128	25,004	6,384	75,012
W. Thomas Reeves	5,532	65,001	5,532	65,001	5,532	65,001	16,596	195,003
Brian J. Bjorkman	4,681	55,002	4,681	55,002	4,681	55,001	14,043	165,005
Stephen R. Greiff	3,768	45,028	3,768	45,028	3,768	45,027	11,304	135,083

The following is a summary of the number of common share units earned by the Named Executive Officers during the fiscal year ended September 30, 2015 under the one-year bridge program based on the Company’s successful financial performance in fiscal 2015. Such amounts represent 139.0% of the target awards based on the Company’s achievement during fiscal 2015 of a return on average common equity of 12.09% (127.9% payout factor) and the Company’s fiscal 2015 total stockholder return, representing slightly over the 75th percentile of the SNL MicroCap Bank & Thrift Index (150.0% payout factor).

	Number of
	Common Share	Grant Date
	Units Earned	Fair Value
Gary W. Douglass	18,334	$215,425
Paul J. Milano	2,958	37,757
W. Thomas Reeves	7,689	90,346
Brian J. Bjorkman	6,506	76,446
Stephen R. Greiff	5,325	63,634

Peer Group for Compensation Benchmarking

A critical element of our compensation philosophy, and a key driver of specific compensation decisions for our executive team, is a comparative analysis of our financial performance and our compensation mix and levels relative to a peer group of similarly sized, publicly traded financial institutions. Key guiding principles of our compensation philosophy are to ensure proper alignment between our performance and compensation relative to peers, which should enable us to attract and retain top talent by providing competitive and appropriate compensation. To monitor our programs and decisions, we annually review our performance against that of our peers to assess the reasonableness of our compensation, ensure proper pay-performance alignment and establish total compensation opportunities for our Named Executive Officers.

For 2015, we worked with Pay Governance to update the peer group that we use to benchmark our executive compensation in order to get a broader representation of companies that are more reflective of our operating model. The newly adopted peer group reflects companies that meet the following criteria:

•	Generally operating in a metropolitan market similar in size and complexity to Pulaski’s primary geographic markets;

•	Where possible, operate a mortgage banking operation of a similar size and scale;

•	Market capitalization less than $500 million; and

•	Total assets plus a three-year average mortgage origination volume within a range of 50% to 250% of Pulaski.

Since our mortgage banking operation originates a total annual volume of loans for sale in the secondary market annually that is roughly equal to the volume of our total assets, the Committee determined that the fourth criterion listed above, which incorporates a three-year average mortgage origination volume in addition to total asset size, more accurately reflects the total size and scale of Pulaski’s operations.

Based on these criteria, the Committee used the following group to benchmark executive compensation in the 2015 fiscal year.

Access National Corp	Guaranty Bancorp
American National Bankshares	Mutualfirst Financial
Bank Mutual	Park Sterling Corp.
C&F Financial Corp	QCR Holdings
Carolina Financial Corp.	Stock Yards Bancorp
Enterprise Financial Services	Triumph Bancorp
Green Bancorp	West Bancorp

In addition to the peer group data, the Committee reviews proprietary survey data from McLagan’s U.S. Regional and Community Banking Survey using data samples reflective of similarly-sized banks.

Role of the Compensation Committee

The Compensation Committee of the Board of Directors is responsible for discharging the Board’s duties in executive compensation matters. The Compensation Committee develops the broad outline of our compensation program and monitors the success of the program in achieving the objectives of our compensation philosophy. The Compensation Committee, which in 2015 included three independent directors, is also responsible for the administration of our compensation programs and policies, including the administration of our cash and equity incentive programs. The Compensation Committee exercises independent discretion in the determination of executive compensation, but may seek input from other Board members, consultants, and advisors.

The Compensation Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of the Compensation Committee’s responsibilities. The Compensation Committee and the Board review the charter periodically to ensure that it is consistent with the Compensation Committee’s expected role and applicable legal and listing requirements. Under the charter, the Compensation Committee is charged with general responsibility for the oversight and administration of our executive compensation program. The charter vests in the Compensation Committee principal responsibility for determining the compensation of the Chief Executive Officer based on the Compensation Committee’s evaluation of his performance. The charter also authorizes the Compensation Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

During fiscal 2015, the Compensation Committee met eight times, including two executive sessions attended by Compensation Committee members only. The members of the Compensation Committee in fiscal 2015 included Directors Tucker (who served as Compensation Committee Chairperson), Wielansky and Hogan.

Role of the Compensation Consultant

The Compensation Committee has engaged Pay Governance LLC, an independent consulting firm, since October 2011 to advise the Committee on a variety of matters relating to our executive and director compensation program. Pay Governance reports directly to the Compensation Committee and the Compensation Committee has the sole authority to retain and terminate the consulting arrangement, approve fees and all other terms of the engagement. During fiscal 2015, Pay Governance performed the following services on behalf of the Committee:

•	Evaluated the competitive position of the executive officers’ total compensation packages relative to the Company’s peer group and competitive market survey sources.
•	Provided advice regarding annual and long-term incentive design for executive officers.
•	Briefed the Committee on trends and legislative developments impacting executive compensation.
•	Evaluated the competitiveness of the non-employee director compensation program.
•	Reviewed the results of the Company’s annual compensation risk assessment.
•	Reviewed and recommended changes to the Company’s peer group approach.
•	Provided advice regarding share ownership guidelines and anti-hedging policies for executives.

A representative from Pay Governance attends the Compensation Committee meetings upon request for the purpose of reviewing compensation data with the committee and participating in general discussions on compensation and benefits. While the Compensation Committee considers input from Pay Governance when making compensation decisions, the Committee’s final decisions reflect many factors and considerations.

The Compensation Committee assessed the work of Pay Governance LLC during 2015 pursuant to SEC rules and concluded that Pay Governance’s work did not raise any conflict of interest.

Role of Management

Although the Compensation Committee is ultimately responsible for executive compensation decisions, information and input from Mr. Douglass, our Chief Executive Officer, are critical to ensuring the Compensation Committee and its advisors have the information needed to make informed decisions. Mr. Douglass provides insight, suggestions, and recommendations regarding executive compensation. His recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Mr. Douglass meets with the Compensation Committee to discuss the recommendations and also reviews with the Compensation Committee his recommendations concerning the compensation of other Named Executive Officers. Mr. Douglass does not make recommendations specific to his own compensation.

Other Executive Benefits

Post-Employment Arrangements. We recognize that an important consideration in our ability to attract and retain key executives is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. Accordingly, we believe that it is in the best interest of the Company and its stockholders to provide our President and Chief Executive Officer with a reasonable financial arrangement in the event of termination of employment. Mr. Douglass has a two year employment agreement which provides for severance benefits and benefit continuation in the event of his termination without cause or for good reason, disability, and after a change in control. No severance benefits are payable if Mr. Douglass is terminated for cause or upon his voluntary termination of employment. The term of Mr. Douglass’ employment agreement extends one day on a continuous basis such that the remaining term is always two years unless the Company or Mr. Douglass provides written notice of nonrenewal. The Compensation Committee periodically reviews the terms of Mr. Douglass’ Agreement to ensure the agreement continues to serve the best interests of the Company and its stockholders. For additional information regarding Mr. Douglass’ employment agreement, see “Potential Post-Termination Payments” following the “Summary Compensation Table.”

Retirement Benefits; Employee Welfare Benefits. Our principal employee retirement savings vehicle is the Pulaski Bank Savings and Ownership Plan (“KSOP”). Our KSOP has been a significant source of retirement savings for all our employees, including our Named Executive Officers. We also provide all of our Named Executive Officers with medical, dental, life and disability insurance benefits similar to those offered to our other employees.

Perquisites. We provide our Named Executive Officers with limited perquisites to further their ability to promote the business interests of the Company in our markets and to reflect competitive practices for similarly situated officers employed by our peers. The perquisites are reviewed periodically and adjusted as necessary.

Other Considerations

Tax and Accounting Considerations. In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of each program on the Company. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirement. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.

Risk Management and Our Compensation Program. A central tenet of our compensation philosophy is to provide incentives that are consistent with prudent risk management while recognizing that some level of risk is inherent in the operation of our business. For our Named Executive Officers, this approach has resulted in a program that incorporates performance measures that reflect an inherent sensitivity to risk and defers a portion of the executive’s compensation to future years. Our Chief Financial Officer and Executive Vice President of Human Resources, at the direction of the Compensation Committee, monitor our incentive compensation program to ensure that the program reflects a balanced mix of incentives that discourage unnecessary or excessive risk taking by our management team and by employees throughout the organization. Our Chief Financial Officer and Executive Vice President of Human Resources jointly prepares an annual report on all of the incentive compensation plans maintained by the Company and its affiliates, specifically focusing on plan changes and the adoption of new plans since the prior year’s risk assessment was completed. Pay Governance, an independent compensation consulting firm, reviews the Company’s annual risk assessment report and the incentive compensation plans provided and conducts an independent limited scope review. The Compensation Committee utilizes the regulatory guidance provided by the banking agencies when reviewing the risk assessment reports prepared by the Company and Pay Governance.

Based upon the internal and external risk reviews of our incentive compensation plans and arrangements, we do not believe that the risks arising out of our incentive compensation program are reasonably likely to have a material adverse effect on the Company.

Equity Compensation Grant and Award Practices. The Compensation Committee considers the recommendations of our Chief Executive Officer with respect to awards contemplated for other Named Executive Officers. However, the Compensation Committee is solely responsible for the development of the schedule of grants or awards made to the Chief Executive Officer and the other Named Executive Officers.

As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates or the stock option exercise prices. Similarly, the Company has never timed the release of material non-public information with the purpose or intent of affecting the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings releases or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to the timing of disclosure.

Stock Ownership Guidelines. In fiscal 2015, the Company adopted Executive Stock Ownership Guidelines. The guidelines provide that the Chief Executive Officer will own Company Stock valued at three times his or her base salary. The other named executives officers will own Company Stock equal in value to two times each executive’s base salary. All executives have until March 25, 2020 to achieve their respective stock ownership goals. 50% of all shares of Company Stock awarded under the Company’s equity plan must be retained until the respective guidelines are met. For purposes of the guidelines, “Company Stock” is defined as shares of Company stock directly owned (including deferred stock) and shares of Company stock that may be purchased through vested stock options, adjusted for post-exercise tax impact. The Compensation Committee has the discretion to adjust the guidelines for hardships in March 25, 2020. See “Stock Ownership” for information on stock ownership for our Named Executive Officers.

Clawback of Compensation. The Company maintains a policy that permits the Company to recover incentive compensation from current and former executives (“Covered Executive”) who engages in Detrimental Conduct or in the event of an accounting restatement. The policy defines “Detrimental Conduct” to mean serious misconduct in the performance of a Covered Executive’s duties, such as (1) fraud, unethical conduct or falsification of records, (2) improper disclosure of confidential information, (3) intentional violation or negligent disregard for Company policies, rules and procedures, (4) gross negligence in performance of duties, and (5) any act or failure to act that could reasonably be expected to cause financial or reputational harm to the Company. The Compensation Committee, in its sole discretion, determines if a Covered Executive engages in Detrimental Conduct. The Compensation Committee believes that the incentive compensation recoupment policy provides a valuable deterrent for actions that could potentially harm the financial position of the Company and its stockholders and supports the Company’s pay-for-performance philosophy.

Resolution on Future Excise Tax Gross-Up Provisions. In response to changes in market practice, the Compensation Committee determined that employment agreements or change--in-control agreements issued to newly-hired or newly-promoted officers will not include a “gross-up provision” for the employee’s excise taxes that become due as the result of any change-in-control payment.

Policy on Hedging Company Stock by Executives. As part of the Company’s insider trading policy, executives are prohibited from participating in short sales of Pulaski stock. Additionally, officers are prohibited from buying or selling options on Pulaski’s securities (so called “puts” and “calls”) except in accordance with a program approved by the Company’s Board of Directors or in a trade approved in advance by the President and Chief Executive Officer.

Executive Compensation

Summary Compensation Table

The following information is furnished for the principal executive officer and the principal financial officer of the Company and the three other highest compensated executive officers of the Company during the 2015 fiscal year. These five individuals are referred to as the named executive officers in this proxy statement.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Gary W. Douglass	2015	530,455	(5)	465,018	222,636	68,265	1,286,374
President and Chief Executive	2014	515,000		—	57,500	28,083	600,583
Officer of the Company, Chairman of the Board and Chief Executive Officer of the Bank	2013	500,000		100,001	—	52,862	652,863

Paul J. Milano	2015	197,760		75,012	35,909	13,794	322,475
Executive Vice President, Chief	2014	192,000		—	18,400	576	210,976
Financial Officer, Treasurer and Secretary of the Company and the Bank	2013	187,000		—	—	4,133	191,133

W. Thomas Reeves	2015	296,640		195,003	93,364	64,561	649,568
President of the Bank	2014	288,000		—	53,422	20,403	361,825
	2013	280,000		—	—	28,348	308,348

Brian J. Bjorkman	2015	267,800		165,005	74,472	50,188	557,465
President, Commercial Lending	2014	260,000		—	53,422	18,239	331,661
Division	2013	260,000		—	—	27,687	287,687

Stephan R. Greiff (6)	2015	216,154		135,083	63,999	—	415,236
President, Mortgage Division	2014	200,000		—	11,625		211,625

(1)	This column does not reflect the value of stock awards that were actually earned or received by the named executive officers during each of the years listed above. Rather, as required by applicable SEC rules, this column reflects the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of common stock units granted during fiscal 2015 and restricted stock granted during fiscal 2013 under the 2006 Long-Term Incentive Plan. The fair value for time-based stock awards and stock awards that are contingent upon the achievement of financial performance metrics is based on the closing share price of Company common stock on the date of grant.
(2)	Common stock units granted in fiscal 2015 will be settled in an equal number of shares of the Company’s common stock at the dates of vesting. One-third of the common stock units are eligible for vesting in each of the years in the three-year period ended September 30, 2017 determined by measurement of the Company’s cumulative performance over each of the one-year, two-year and three-year performance measurement periods based on two independent criteria, which receive equal weighting: a cumulative return on average equity measured against internally-established targets and a cumulative relative total stockholder return. The participants must be employed by the Company at the end of each of the performance measurement periods to be eligible for payment of the award. The number of common share units in each award can be adjusted upward or downward under a pre-determined formula depending on the degree of attainment of the performance criteria up to a maximum of 150% of the common share units to be awarded in each year. This column reflects the aggregate grant date fair value of the common stock units based on the probable outcome of the performance conditions as of the grant date. The aggregate grantee date fair value of the common stock units granted in fiscal 2015 to Messrs. Douglass, Milano, Reeves, Bjorkman and Greiff assuming that the highest level of performance would be achieved, is $697,527, $112,518, $292,505, $247,526 and $202,624, respectively.
(3)	Represents payments made pursuant to the Short-Term Plan. Awards earned during fiscal 2015 were paid in December 2015.
(4)	Details of the amounts reported in the “All Other Compensation” column for 2015 are provided in the table below.

	Mr. Douglass ($)		Mr. Reeves ($)		Mr. Bjorkman ($)		Mr. Milano ($)		Mr. Greiff ($)
Employer contribution to KSOP	6,625		6,625		6,625		—		—
Dividends paid on performance and stock awards	45,041		34,486		31,037		13,794		—
Perquisites	16,599	(a)	23,450	(b)	12,526	(b)	—	(c)	—	(c)

(a)	Consists of automobile costs, country club dues and premiums paid on executive long-term disability insurance and life insurance.
(b)	Consists of country club dues and premiums paid on executive long-term disability insurance and life insurance.
(c)	Excludes perquisites, which did not exceed $10,000.

(5)	Consists of $400,000 in base salary paid in cash and $130,455 that was paid bi-weekly to Mr. Douglass in shares of Pulaski Financial common stock.
(6)	Mr. Greiff became an executive officer effective January 2014.

Employment Agreement

The Company and Pulaski Bank currently maintain an employment agreement with Mr. Douglass. The employment agreement has a term of two years, which is extended daily unless written notice of non-renewal is given by the Board of Directors. The employment agreement provides for a base salary and, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. See “Executive Compensation—Potential Post-Termination Benefits” for a discussion of the benefits and payments Mr. Douglass may receive upon his termination of employment.

Grants of Plan-Based Awards

The following table provides information concerning our grants of plan-based awards for the named executive officers during fiscal 2015. These include cash awards under the Short-Term Plan and common stock units under the Pulaski Financial Corp. 2006 Long-Term Incentive Plan. There can be no assurance that the Grant Date Fair Value, as listed in this table, of the common stock units will ever be realized. These Grant Date Fair Value amounts are also included in the “Stock Awards” columns of the Summary Compensation Table.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards ($) (3)
Gary W. Douglass		77,500	155,000	232,500
	12/10/14				14,841	39,576	59,364	465,018
Paul J. Milano		12,500	25,000	37,500
	12/10/14				2,394	6,384	9,576	75,012
W. Thomas Reeves		32,500	65,000	97,500
	12/10/14				6,225	16,596	24,894	195,003
Brian J. Bjorkman		27,500	55,000	82,500
	12/10/14				5,268	14,043	21,066	165,005
Stephan R. Greiff		22,500	45,000	67,500
	12/10/14				2,874	7,662	11,493	90,055
	03/30/15				1,365	3,642	5,463	45,028

_______________________________

(1)	These columns show the range of possible payouts for each named executive officer under the Short-Term Plan. See “—Summary Compensation Table” for the actual amount of any non-equity incentive plan award earned for fiscal 2015.
(2)	Reflects the common stock units granted to our named executive officers in 2015 under the Pulaski Financial Corp. 2006 Long-Term Incentive Plan. The information included in the “Threshold,” “Target,” and “Maximum” columns reflects the range of potential payouts under the plan established by the Compensation Committee. Earned shares will be paid following the end of each of the one-year, two-year and three-year performance measurement periods. Any shares not earned will be forfeited. In addition, following a determination that the performance goals have been achieved, participants will receive a cash payment equal to the amount of cash dividends paid on one share Pulaski Financial common stock during the performance period multiplied by the number of shares earned.
(3)	Reflects the grant date fair value of the common stock units (based on the probable outcome of the performance conditions as of the date of grant) granted to our named executive officers in fiscal 2015, as computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and stock awards outstanding as of September 30, 2015 that have not vested for each named executive officer.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($) (1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Gary W.	5/1/2008	100,000	—	$12.84	5/1/2018
Douglass	1/1/2009	20,000	—	6.69	1/1/2019
	11/7/2012					3,899(3)	52,831
	12/10/2014							39,576	536,255

Paul J.	1/17/2006	5,000	—	18.70	1/17/2016
Milano	4/24/2006	5,000	—	16.00	4/24/2016
	2/1/2008	4,500	—	11.94	2/1/2018
	11/3/2008	10,000	—	7.70	11/3/2018
	12/10/2014							6,384	86,503

W. Thomas	3/30/2006	20,000	—	15.97	3/30/2016
Reeves	11/19/2007	15,000	—	11.13	11/19/2017
	12/19/2007	20,000	—	9.46	12/19/2017
	11/3/2008	20,000	—	7.70	11/3/2018
	12/10/2014							16,596	224,876

Brian J.	10/14/2005	10,000	—	17.25	10/14/2015
Bjorkman	11/19/2007	50,000	—	11.13	11/19/2017
	11/3/2008	10,000	—	7.70	11/3/2018
	12/10/2014							14,043	190,283

Stephan R.	12/10/2014							7,662	103,818
Greiff	3/30/2015							3,642	49,351

(1)	Based upon the Company’s closing stock price of $13.55 at September 30, 2015.
(2)	Reflects common stock units granted to our named executive officers, based on the target number of shares. One-third of the common stock units are eligible for vesting in each of the years in the three-year period ended September 30, 2017.
(3)	These shares vested on November 7, 2015.

Option Exercises and Stock Vested

The following table provides information concerning the vesting of stock awards and the exercise of stock options for each named executive officer during fiscal 2015.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Gary W. Douglass	—	—	38,898	$457,401
Paul J. Milano	—	—	11,012	129,196
W. Thomas Reeves	—	—	27,529	322,979
Brian J. Bjorkman	—	—	24,270	284,932
Stephan R. Greiff	—	—	—	—

(1)	The value realized upon vesting is equal to the closing market price of Pulaski Financial common stock on the date of vesting multiplied by the number of shares acquired. The amount reported is the aggregate of shares vesting from multiple grants of restricted stock.

Potential Post-Termination Payments

Employment Agreement. The Company and Pulaski Bank currently maintain an employment agreement with Mr. Douglass. The employment agreement provides for termination by the Company and Pulaski Bank for cause at any time if he is deemed incompetent, if he engages in willful misconduct, breaches his fiduciary duties that results in profit to him, intentionally fails to perform the functions of his job or if he willfully violates any law, rule or regulation (other than traffic violations or similar offenses) or materially breaches his employment agreement. If the Company or Pulaski Bank chooses to terminate Mr. Douglass’ employment for reasons other than for cause, or if Mr. Douglass resigns from the Company or Pulaski Bank after specified circumstances that would constitute “good reason,” Mr. Douglass or, if he dies, his beneficiary, would be entitled to receive an amount equal to two times his annual compensation, which includes his base salary and bonus. Good reason is defined in Mr. Douglass’ employment agreement as the occurrence of any of the following events without Mr. Douglass’ written consent: (1) a material decrease in his base salary, (2) a material decrease in his job authority, duties or responsibilities or (3) a change in the location of his primary office by more than 35 miles from his original location. Cash severance payments for involuntary termination without cause and voluntary termination for good reason are payable in substantially equal installments over a 24-month period in accordance with Pulaski Bank’s normal payroll practices. In addition to cash severance payments, the Company and/or Pulaski Bank would also continue and/or pay for Mr. Douglass’ medical insurance benefits for twenty-four months following his termination of employment.

The employment agreement also provides for a severance payment if, following a change in control, Mr. Douglass voluntarily terminates his employment for good reason or suffers an involuntary termination of employment. In either case, Mr. Douglass would be entitled to a lump sum payment equal to two times his annual compensation, along with continued medical insurance benefits for 24 months following his termination of employment. Annual compensation includes Mr. Douglass’ base salary at the time of the change in control plus any bonus.

If Mr. Douglass’ employment is terminated following a change in control, he would also be entitled to receive a tax indemnification payment if payments under the employment agreement or other payments triggered liability under the Internal Revenue Code as an excise tax on payments constituting

“excess parachute payments.” Under applicable law, the excise tax is triggered by the executive’s receipt of payments that are contingent on a change in control that equal or exceed three times the executive’s average annual compensation over the five years preceding the change in control, or such lesser time if the executive is not employed by the employer for five years. The excise tax equals 20% of the amount of the payment in excess of the executive’s average compensation over the preceding five-year period, or such lesser period. The indemnification payment provides the executive with a net amount sufficient to pay the excise tax.

The employment agreement also provides for disability benefits if Mr. Douglass becomes disabled and is no longer able to work for the Company or Pulaski Bank. During any period of incapacity leading to the termination of Mr. Douglass’ employment for disability, Mr. Douglass will receive his full base salary and all other perquisites and benefits (other than bonus) until Mr. Douglass becomes eligible for benefits under any disability plan or insurance program maintained by the Company or the Bank. Disability payments under Mr. Douglass’ employment agreement are reduced by the amount, if any, paid to Mr. Douglass by any plan of the Company or Pulaski Bank that provides disability benefits.

Upon Mr. Douglass’ termination of employment for reasons other than following a change in control, Mr. Douglass must comply with a two year non-competition and non-solicitation agreement.

Stock Options. All of the named executive officers are participants in the Pulaski Financial Corp. 2002 Stock Option Plan and/or the Pulaski Financial Corp. 2006 Long-Term Incentive Plan. In the event of a change in control of Pulaski Financial or Pulaski Bank, outstanding stock options granted pursuant to either plan automatically vest and remain exercisable until the expiration date of the stock options. Unless otherwise provided in an award certificate, under the 2006 Long-Term Incentive Plan, if a participant’s service terminates by reason of death, disability or retirement, all of such participant’s outstanding options will vest and remain exercisable until the expiration date of the stock options, in the case of death and disability or, in the case of retirement, until the earlier of the original expiration date of the award or two years from the participant’s retirement date. In the event of termination due to death, disability or retirement, outstanding stock options granted pursuant to the 2002 Stock Option Plan automatically vest and remain exercisable until two years from the date of death or disability (or one year from the date of retirement). For purposes of the plan, “disability” is defined as a physical or mental condition that renders a plan participant incapable of performing his customary and usual duties or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the committee administrating the plan, is permanent and continuous in nature. “Retirement” in the case of an employee means voluntary termination of employment at or after age 60 with 15 years of service or as otherwise determined by the committee administrating the plan. A “change in control” is defined, generally, as a merger or consolidation of the Company into another corporation, the acquisition of 25% or more of the Company’s voting securities, a change in a majority of the board of directors over a two-year period, or a sale of all or nearly all of the Company’s assets.

As of September 30, 2015, none of the named executive officers had any unvested stock options.

Restricted Stock Awards. The following table shows the value, as of September 30, 2015, of all unvested restricted stock that would have vested upon the named executive officer’s death or disability or upon a change in control on that date based on the closing price of shares of the Company’s common stock on September 30, 2015 of $13.55.

Value of Unvested Restricted Stock
Gary W. Douglass	$52,831
Paul J. Milano	—
W. Thomas Reeves	—
Brian J. Bjorkman	—
Stephan R. Greiff	—

Common Stock Units. All of the named executive officers have been awarded common stock units under the Pulaski Financial Corp. 2006 Long-Term Incentive Plan. If a named executive officer voluntarily terminates employment with the Company or is terminated for cause, he will forfeit any unvested portion of the award. If a named executive officer is terminated involuntarily, other than for cause or in connection with a change in control, a prorated portion of the award will vest based on actual performance. If the named executive officer retires and is subject to a non-compete agreement with the Company, the award will continue to vest based on actual performance. If the named executive officer retires and is not subject to a non-compete agreement with the Company, or if the named executive officer dies or becomes disabled, a prorated portion of the award will vest based on actual performance. If a change in control occurs prior to the vesting of the award, the number of common stock units covered by the award will be fixed at the target level and the award will vest on the earlier to occur of September 30, 2017 or the executive’s involuntary termination of employment for reasons other than cause or voluntary termination of employment for good reason.

The following table shows the value, as of September 30, 2015, of all unvested common stock units that would have vested in the event of (a) termination for cause or voluntary termination, (b) termination without cause, (c) termination due to disability, (d) death, or (e) a change in control followed by termination of employment, based on the closing price of shares of the Company’s common stock on September 30, 2015 of $13.55. Prorated awards are based on performance at maximum level with respect to the 2015 fiscal year.

	Value of Common Stock Units Upon
	Termination for Cause or Voluntary Termination	Termination Without Cause	Termination Due to Disability	Death	Change in Control with Termination of Employment
Gary W. Douglass	—	$223,440	$223,440	$223,440	$357,503
Paul J. Milano	—	36,043	36,043	36,043	57,669
W. Thomas Reeves	—	93,698	93,698	93,698	149,917
Brian J. Bjorkman	—	79,290	79,290	79,290	126,855
Stephan R. Greiff	—	63,821	63,821	63,821	102,113

Potential Post-Termination Benefits Table. The table below sets forth the payments and intrinsic values that Mr. Douglass would receive or derive in the event of (a) termination for cause, (b)

termination without cause or voluntary termination with Good Reason, (c) termination due to disability, (d) death, or (e) a change in control followed by termination of employment, that in each case hypothetically occurred on September 30, 2015. The actual amounts to be paid can only be determined at the time of Mr. Douglass’ separation from Pulaski Financial Corp. The value of Mr. Douglass’ retirement benefits under the Pulaski Bank KSOP (tax-qualified defined contribution plan) are not included in the table.

	Payment Due Upon
	Termination for Cause	Termination Without Cause and Voluntary Termination with Good Reason		Termination due to Disability		Death		Change in Control with Termination of Employment
Cash payment	—	$1,175,000	(1)	—	(2)	—	(3)	$1,175,000	(4)
Tax indemnification payment	—	—		—		—		—	(5)
Medical insurance benefits	—	36,083		—		—		36,083

Total payment	—	1,211,083		—		—		1,211,083

______________________________

(1)	Represents the aggregate value of 24 monthly severance payments. The commencement of payments may be delayed for six months if Mr. Douglass is considered a specified employee under Section 409A of the Internal Revenue Code.
(2)	If Mr. Douglass is terminated due to total disability, he will be eligible to participate in the Long-Term Disability Plan sponsored by Pulaski Bank under the same terms and conditions as all employees of Pulaski Bank.
(3)	Mr. Douglass’ employment agreement provides that his estate will receive any sums due to him as base salary and the reimbursements of expenses through the end of the month in which the death occurred. As of September 30, 2015, no funds or reimbursements were due to Mr. Douglass.
(4)	Represents two times Mr. Douglass’ annual compensation. Annual compensation is defined as Mr. Douglass’ current base salary and bonus paid or earned in fiscal year prior to the change in control. The amount is payable in a lump sum within five business days of Mr. Douglass’ termination of employment.
(5)	If the estimated payments and the value of benefits received by Mr. Douglass as a result of a change in control would constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, the Company will pay Mr. Douglass an additional amount sufficient to cover the excise tax triggered under Section 4999 of the Internal Revenue Code, as well as applicable federal, state and employment taxes that may apply to the additional amounts paid.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Pulaski Financial common stock during the fiscal year ended September 30, 2015, except for one late report filed by Mr. Felman with regard to the purchase of shares.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Pulaski Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Pulaski Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

All of Pulaski Bank’s loans or extensions of credit to its executive officers and directors were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of repayment or present other unfavorable features at the time of origination.

In accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Business Conduct, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the Chief Executive Officer of the Company. Such potential conflicts of interest include, but are not limited to: (1) the Company conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (2) the ownership of more than 5% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with the Company.

Nominating and Corporate Governance Committee Procedures

General

It is the policy of the Nominating and Corporate Governance Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Nominating and Corporate Governance Committee, a stockholder should submit the following information in writing, addressed to the Chairperson of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:

1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.	The name and address of the stockholder making the recommendation, as they appear on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Nominating and Corporate Governance Committee at least 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Process for Identifying and Evaluating Nominees

The process that the Nominating and Corporate Governance Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating and Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as their knowledge of members of the communities served by Pulaski Bank. The Nominating and Corporate Governance Committee also will consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Nominating and Corporate Governance Committee has not previously used an independent search firm to identify nominees.

Evaluation. In evaluating potential nominees, the Nominating and Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under selection criteria, which are discussed in more detail below. If such individual fulfills these criteria, the Nominating and Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board.

Minimum Qualifications

The Nominating and Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals not currently on the Board of Directors to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include a stock ownership requirement. A candidate must also meet any qualification requirements set forth in any Board or committee governing documents.

If the candidate is deemed eligible for election to the Board of Directors, the Nominating and Corporate Governance Committee will then evaluate the prospective nominee to determine if they possess the following qualifications, qualities or skills:

•	contributions to the range of talent, skill and expertise appropriate for the Board;
•	financial, regulatory, accounting and business experience, knowledge of the banking and financial services industries, familiarity with the operations of public companies and ability to understand financial statements;
•	familiarity with the Company’s market area and participation and ties to local businesses and local civic, charitable and religious organizations;
•	personal and professional integrity, honesty and reputation;
•	the ability to represent the best interests of the stockholders of the Company and the best interests of the institution;
•	the ability to devote sufficient time and energy to the performance of his or her duties;
•	independence under applicable Securities and Exchange Commission and listing definitions; and
•	current equity holdings in the Company.

The committee will also consider any other factors it deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations.

With respect to nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance, length of Board service, experience, skills and contributions that the existing director brings to the Board, and independence.

Stockholder Proposals and Nominations

Proposals that stockholders seek to have included in the proxy statement for the Company’s next annual meeting must be received by the Company no later than August 27, 2016. If next year’s annual meeting is held on a date more than 30 calendar days from January 28, 2017, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws require a stockholder to deliver written notice of nominations for the election of directors or proposals for business to be brought before a meeting of stockholders not less than 60 nor more than 90 days before the date of the meeting. However, if less than 70 days’ notice or prior public disclosure of the meeting is given or made to stockholders, such notice must be delivered not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. Stockholders who wish to communicate with the Board of Directors or an individual director should send their communications to the care of Paul J. Milano, Corporate Secretary, Pulaski Financial Corp., 12300 Olive Boulevard, St. Louis, Missouri 63141. Communications regarding financial or accounting policies should be sent to the attention of the Chairperson of the Audit Committee. All other communications should be sent to the attention of the Chairperson of the Nominating and Corporate Governance Committee.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. In addition to the solicitation of proxies by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

The Company’s Annual Report to Stockholders has been mailed to all persons who were stockholders as of the close of business on December 10, 2015. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Secretary of the Company or on the Company’s web site (www.pulaskibank.com). The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

A copy of the Company’s Form 10-K for the fiscal year ended September 30, 2015 as filed with the Securities and Exchange Commission, will be furnished without charge to all persons who were stockholders as of the close of business on December 10, 2015 upon written request to Paul J. Milano, Corporate Secretary, Pulaski Financial Corp., 12300 Olive Boulevard, St. Louis, Missouri 63141.

Householding of Proxy Statements and Annual Reports

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to that address. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. Once you have received notice from your broker or the Company that they or it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report or proxy statement, please notify your broker or other holder of record if your shares are held in “street name” or the Company if you hold registered shares. You can notify the Company by contacting its transfer agent, Computershare, either by phone at (877) 373-6374, on-line at https://www-us.computershare.com/investor/contact or by mail at P.O. Box 30170, College Station, Texas 77842-3170. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting the same parties listed above.

.. IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 3:00 a.m., Eastern Time, on January 28, 2016. Vote by Internet • Go to www.investorvote.com/PULB • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proposals — The Board of Directors recommends a vote “FOR” each of the listed nominees and proposals 2 and 3. 1. The election as director of the nominees listed: For Withhold For Withhold For Withhold + 01 - Stanley J. Bradshaw 02 - William M. Corrigan, Jr. 03 - Gary W. Douglass For Against Abstain For Against Abstain 2. The ratification of KPMG LLP as independent registered 3. A non-binding resolution to approve the compensation of the public accounting firm for the fiscal year ending Company’s named executive officers. September 30, 2016. Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, indicate your full title. If shares are held jointly, only one registered holder need sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 0286SC .. PULASKI FINANCIAL CORP. — ANNUAL MEETING OF STOCKHOLDERS JANUARY 28, 2016 YOUR VOTE IS IMPORTANT! Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on January 28, 2016. This proxy statement and the accompanying proxy card and annual report to stockholders are available for viewing and printing on the Internet at http://www.edocumentview.com/LSKI • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • PROXY CARD — PULASKI FINANCIAL CORP. ANNUAL MEETING OF STOCKHOLDERS January 28, 2016 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Michael R. Hogan and Timothy K. Reeves, with full power of substitution in each, to act as attorneys and proxies for the undersigned, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the St. Louis Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri on Thursday, January 28, 2016 at 2:00 p.m., Central time, and at any and all adjournments thereof, as stated on the reverse side. THIS PROXY, PROPERLY SIGNED AND DATED, WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR BEST JUDGMENT. PRESENTLY, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE BOARD OF DIRECTORS TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEES ARE UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE MEETING. Should the undersigned be present and elect to vote in person at the meeting or at any adjournment thereof and after notification to the Secretary of the Company at the meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE VIA THE INTERNET OR BY TELEPHONE. (Continued, and to be marked, dated and signed, on the other side) PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Dear KSOP Participant:

On behalf of the Board of Directors of Pulaski Financial Corp. (the “Company”), I am forwarding you the attached voting instruction card to convey your voting instructions to the trustees for the Pulaski Bank Savings and Ownership Plan (the “KSOP”) on the proposals to be presented at the Annual Meeting of Stockholders of the Company to be held on January 28, 2016. Also enclosed is a Notice and Proxy Statement for the Annual Meeting of Stockholders of the Company. If you were not previously provided with a copy of the Company’s Annual Report to Stockholders, please contact Chris Munro at (314) 317-5048 and she will send a copy to you.

As a holder of Company common stock through the KSOP, you are entitled to direct the trustees how to vote the shares of common stock credited to your account as of December 10, 2015, the record date for the annual meeting. All credited shares of Company common stock will be voted as directed by participants, so long as participant instructions are received by the trustees no later than January 20, 2016. If you do not direct the trustees as to how to vote the shares of Company common stock credited to your account, the trustees will vote your shares in a manner calculated to most accurately reflect the instructions it receives from other participants, subject to its fiduciary duties.

Please complete, sign and return the enclosed voting instruction card in the postage paid envelope by January 20, 2016. Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or Pulaski Bank.

Sincerely,

/s/ Gary W. Douglass

Gary W. Douglass
President and Chief Executive Officer

Corporate Office: 12300 Olive Boulevard • Creve Coeur, MO 63141-6434 • 314-878-2210
Mailing: P.O. Box 419033 • St. Louis, MO 63141-9033

www.pulaskibankstl.com	Member FDIC

.. IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Voting Instruction Card • PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proposals — The Board of Directors recommends a vote “FOR” each of the listed nominees and proposals 2 and 3. 1. The election as director of the nominees listed: For Withhold For Withhold For Withhold + 01 - Stanley J. Bradshaw 02 - William M. Corrigan, Jr. 03 - Gary W. Douglass For Against Abstain For Against Abstain 2. The ratification of KPMG LLP as independent registered 3. A non-binding resolution to approve the compensation of the public accounting firm for the fiscal year ending Company’s named executive officers. September 30, 2016. Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name appears on this card. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 0286UC .. • PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • PULASKI BANK SAVINGS AND OWNERSHIP PLAN VOTING INSTRUCTION CARD — PULASKI FINANCIAL CORP. ANNUAL MEETING OF STOCKHOLDERS January 28, 2016 2:00 p.m., Central Time The undersigned hereby directs the KSOP Plan Trustee to vote all shares of common stock of Pulaski Financial Corp. (the “Company”) credited to the undersigned’s account, for which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on January 28, 2016 at 2:00 p.m., Central Time, at the St. Louis Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri and at any adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as stated on the reverse side. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE BY JANUARY 20, 2016.